EXHIBIT 99.1

HUTCHINSON TECHNOLOGY REPORTS FIRST QUARTER RESULTS

Higher Volume and Improved Manufacturing Execution Benefit Financial Performance

Non-GAAP Net Loss Reduced to $7 Million from $11 Million in Preceding Quarter

Hutchinson, Minn., Jan. 28, 2014 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) today reported net sales of $70.3 million for its fiscal 2014 first quarter ended December 29, 2013, up 10% from net sales of $63.7 million in the preceding quarter.  Suspension assembly shipments for the quarter totaled 115.7 million, up 13% from 102.6 million in the preceding quarter.  Gross profit in the fiscal 2014 first quarter was $5.5 million, or 8% of net sales, compared with a gross loss of $400,000 in the preceding quarter.

Rick Penn, Hutchinson Technology’s president and chief executive officer, said first quarter gross profit benefited from the higher volume in the quarter and from improved manufacturing yields at the company’s Thailand assembly operation and in its components processes.  “We are making good progress in improving our operating performance and we’re encouraged by the stronger demand we saw in the quarter,” said Penn.  He said suspension assembly demand for 2.5” mobile drives was particularly strong in the quarter and the company responded quickly to meet the higher than expected demand.

“We improved manufacturing yields at our Thailand assembly operation while increasing output there by nearly 20%,” said Penn.  The Thailand plant accounted for more than half of the company’s assembly production in the first quarter and nearly 80% of its dual-stage actuated (DSA) suspension assembly volume.  “We will continue to shift more assembly production to Thailand while maintaining our focus on further improving manufacturing yields and efficiencies in all of our operations,” said Penn.  The company expects its Thailand operation will account for about 60% of second quarter assembly volume.

For its fiscal 2014 first quarter, the company reported a net loss of $15.3 million, or $0.55 per share.  The net loss for the quarter included:
▪	a $4.5 million asset impairment charge on the company’s assembly building in Eau Claire, Wisconsin and $600,000 of site consolidation costs related to the ongoing consolidation of its operations;
▪	a $3.2 million foreign currency loss primarily related to U.S. dollar-denominated inter-company liabilities owed to the company by its Thai subsidiary;
▪	a $900,000 tax benefit as reserves for certain tax refunds were released due to the statute of limitations expiring; and
▪	$800,000 of non-cash interest expense.

Excluding these items, the company’s fiscal 2014 first quarter net loss was $7.2 million, or $0.26 per share.

In the preceding quarter, the company reported a net loss of $14.6 million, or $0.53 per share.  The net loss for the fiscal 2013 fourth quarter included a $1.7 million impairment of BioMeasurement inventory, $900,000 of site consolidation costs, $800,000 of non-cash interest expense and a $100,000 foreign currency loss.  Excluding these items, the company’s fiscal 2013 fourth quarter net loss was $11.0 million or $0.40 per share.

Average selling price in the fiscal 2014 first quarter was $0.59, compared with $0.60 in the preceding quarter, as certain DSA suspensions transitioned to high-volume pricing.  Shipments of DSA suspensions increased 12% sequentially and accounted for 23% of first quarter shipments.

Cash and investments at the end of the fiscal 2014 first quarter totaled $40.2 million, compared with $40.6 million at the end of the preceding quarter.  Cash generated by operations in the quarter totaled $2.0 million and capital spending in the quarter totaled $7.4 million.  Outstanding borrowings on the company’s revolving line of credit totaled $2.0 million at the end of the first quarter, compared with $4.0 million at the end of the preceding quarter.  During the quarter, the company received $4.9 million of lease financing.

The company expects suspension assembly shipments in the historically weaker second quarter to be 105 million to 110 million.  Average selling price is expected to be relatively flat over the course of the fiscal year as the transition to high-volume pricing on DSA suspensions continues and DSA suspensions become a larger percentage of the product mix.  DSA suspensions are expected to account for 25% to 30% of second quarter shipments.

“Despite some near-term softness in demand, we are optimistic about our outlook,” said Penn.  “We continue to be encouraged by the level and breadth of activity with our key customers.  We improved our overall execution during the first quarter and expect to make further progress toward our manufacturing yield and efficiency targets in the quarters ahead.  In addition, we are not yet realizing the full benefits related to the shift of assembly manufacturing to our Thailand plant and the consolidation of our U.S. operations.  These benefits will become more material to our financial performance in the latter part of calendar 2014.”

Hutchinson Technology to Host Conference Call
The company will conduct a conference call and webcast for investors beginning at 4:00 p.m. Central Time today.  Individual investors and news media may participate in the conference call live via the webcast, which will be available through the Investor Relations page on Hutchinson Technology’s web site at www.htch.com/investors.  Webcast participants will need to complete a brief registration form and should allow extra time before the webcast begins to register and, if necessary, download and install audio software.

About Hutchinson Technology
Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems.  As a key worldwide supplier of suspension assemblies for disk drives, the company’s products help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe.

Cautionary Note Regarding Forward-Looking Statements
This announcement contains forward-looking statements regarding demand for and shipments of the company's products, product mix, pricing, production capability and costs, operating performance, operations in Thailand and the United States, cost reductions and financial results.  The company does not undertake to update its forward-looking statements.  These statements involve risks and uncertainties.  The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Operations - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	December 29,	December 30,
	2013	2012

Net sales	$70,312	$63,699
Cost of sales	64,782	56,278
Gross profit	5,530	7,421

Research and development expenses	3,942	3,339
Selling, general and administrative expenses	5,863	6,166
Site consolidation and severance expenses	592	1,018
Asset impairment	4,470	-
Loss from operations	(9,337)	(3,102)

Other (expense) income, net	(3,073)	472
Interest income	25	50
Interest expense	(3,777)	(4,023)
Gain on short- and long-term investments	-	127
Loss before income taxes	(16,162)	(6,476)

(Benefit) provision for income taxes	(816)	46

Net loss	$(15,346)	$(6,522)

Basic loss per share	$(0.55)	$(0.27)

Diluted loss per share	$(0.55)	$(0.27)

Weighted-average common shares outstanding	27,800	23,951

Weighted-average diluted shares outstanding	27,800	23,951

Hutchinson Technology Incorporated
Condensed Consolidated Balance Sheets - Unaudited
(In thousands, except shares data)

	December 29,	September 29,
	2013	2013
ASSETS
Current assets:
Cash and cash equivalents	$38,957	$39,403
Short-term investments restricted	1,200	1,200
Trade receivables, net	23,383	21,680
Other receivables	2,225	3,214
Inventories	40,388	44,285
Other current assets	4,546	6,383
Total current assets	110,699	116,165
Property, plant and equipment, net	173,507	186,914
Other assets	3,326	3,596
Total assets	$287,532	$306,675

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of short- and long-term debt,
net of discount	$2,000	$3,980
Current portion of capital lease obligations	1,693	1,122
Accounts payable	16,597	23,535
Accrued expenses	9,773	6,066
Accrued compensation	8,448	9,251
Total current liabilities	38,511	43,954
Long-term debt, net of discount	123,822	123,023
Capital lease obligations	4,721	2,968
Other long-term liabilities	1,802	2,497
Shareholders' equity:
Common stock, $.01 par value, 100,000,000 shares
authorized, 28,043,000 and 27,581,000
issued and outstanding	280	276
Additional paid-in capital	432,260	431,909
Accumulated other comprehensive loss	(714)	(148)
Accumulated loss	(313,150)	(297,804)
Total shareholders' equity	118,676	134,233
Total liabilities and shareholders' equity	$287,532	$306,675

Hutchinson Technology Incorporated
Condensed Consolidated Statements of Cash Flows - Unaudited
(Dollars in thousands)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	December 29,	December 30,
	2013	2012
Operating activities:
Net loss	$(15,346)	$(6,522)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	10,034	9,596
Stock-based compensation	337	88
Gain on short- and long-term investments	0	(127)
Loss on disposal of assets	(19)	62
Asset impairment charge	4,470	-
Non-cash interest expense	799	1,020
Severance and site consolidation expenses	-	387
Changes in operating assets and liabilities	1,724	(6,068)
Cash provided by (used for) operating activities	1,999	(1,564)

Investing activities:
Capital expenditures	(7,413)	(5,063)
Proceeds from sale/leaseback of equipment	4,900	1,685
Change in restricted cash	917	3,400
Purchases of marketable securities	(1,200)	(1,200)
Sales / maturities of marketable securities	1,200	1,327
Cash (used for) provided by investing activities	(1,596)	149

Financing activities:
Net proceeds from issuance of common stock	18	-
Repayments of capital lease	(267)	(47)
Repayments of revolving credit line	(62,958)	(58,648)
Proceeds from revolving credit line	60,978	62,757
Cash (used for) provided by financing activities	(2,229)	4,062

Effect of exchange rate changes on cash	1,380	-

Net (decrease) increase in cash and cash equivalents	(446)	2,647

Cash and cash equivalents at beginning of period	39,403	53,653

Cash and cash equivalents at end of period	$38,957	$56,300

Hutchinson Technology Incorporated
Loss Per Share Calculation - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	December 29,	December 30,
	2013	2012

Net loss (A)	$(15,346)	$(6,522)

Weighted-average common shares outstanding (B)	27,800	23,951
Dilutive potential common shares	-	-
Weighted-average common and diluted shares
outstanding (C)	27,800	23,951

Basic loss per share [(A)/(B)]	$(0.55)	$(0.27)
Diluted loss per share [(A)/(C)]	$(0.55)	$(0.27)

Hutchinson Technology Incorporated
Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited
(In thousands, except per share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirteen Weeks Ended
	December 29,	September 29,	December 30,
	2013	2013	2012

Net loss - GAAP	$(15,346)	$(14,555)	$(6,522)
Add BioMeasurement inventory impairment	-	1,747	-
Add foreign currency loss	3,173	122	-
Subtract foreign currency gain	-	-	(138)
Subtract tax benefit	(859)
Add non-cash interest expenses	798	765	1,020
Add severance	-	-	1,018
Add site consolidation expenses	592	885	-
Add asset impairment	4,470	-	-
Net loss - Adjusted	$(7,172)	$(11,036)	$(4,622)

Net loss per common share – GAAP:

Basic loss per share	$(0.55)	$(0.53)	$(0.27)
Diluted loss per share	$(0.55)	$(0.53)	$(0.27)

Net loss per common share – Adjusted:

Basic loss per share	$(0.26)	$(0.40)	$(0.19)
Diluted loss per share	$(0.26)	$(0.40)	$(0.19)

Weighted-average common and common equivalent shares outstanding:

Basic	27,800	27,568	23,951
Diluted	27,800	27,568	23,951

Net loss per common share basic and diluted, is calculated by dividing net income by weighted average common and common equivalent shares outstanding basic and diluted, respectively.